Exhibit (a)(5)(H)

Imerys commences the recommended tender offer for all outstanding shares of AMCOL

Imerys today commenced a tender offer to purchase all outstanding shares of common stock of AMCOL International Corporation (“AMCOL”), an Illinois-based company listed on the New York Stock Exchange (NYSE: ACO) for $41.00 net per share in cash.

The tender offer is being made pursuant to an Agreement and Plan of Merger (“Merger Agreement”) entered into by Imerys and AMCOL on February 11, 2014, and announced the following day. The Board of Directors of AMCOL has unanimously approved the transaction.

Commencement and conditions of this tender offer comply with the commitments made by Imerys pursuant to the Merger Agreement without prejudice to any possible actions the Board of Directors of AMCOL may take concerning the proposal of a potential competing offer that was published by a third party on February 14.

The main terms and conditions of the offer are as follows:

•	The offer and withdrawal rights of AMCOL shareholders will expire at 12:00 midnight, New York City time, on March 20, 2014, unless the offer is extended in accordance with the Merger Agreement and applicable rules and regulations of the SEC.

•	The Merger Agreement provides, among other things, that after completion of the tender offer that is being made by Imerys and its indirect wholly-owned subsidiary Imerys Minerals Delaware, Inc., and subject to customary conditions, the latter will merge with and into AMCOL, with AMCOL continuing as the surviving company and becoming an indirect wholly-owned subsidiary of Imerys. Immediately prior to the effective time of the Merger, any shares not purchased in the tender offer (1) will be converted into the right to receive the same net cash price per share paid in the tender offer ($41.00 per share).

•	The tender offer is subject to customary terms and conditions, including regulatory clearances and the tender of at least a majority of the outstanding shares of AMCOL common stock.

A Tender Offer Statement on Schedule TO (the “Schedule TO”), required for the commencement of the offer, is filed and made available today by Imerys with the U.S. Securities and Exchange Commission (the “SEC”). It includes an Offer to Purchase, a related Letter of Transmittal and other related materials, setting forth in detail the complete terms and conditions of the tender offer. Additionally, AMCOL is filing with the SEC today a Solicitation/Recommendation Statement on Schedule 14D-9 setting forth in detail, among other things, the unanimous recommendation of the Board of Directors of AMCOL.

Investors (US)	Press Contacts (US/UK)

MacKenzie Partners:	Sard Verbinnen & Co:

Lawrence E. Dennedy: +1 (212) 929-5239	(US) Lesley Bogdanow: +1 (212) 687-8080

Simon P. Coope: +1 (212) 929-5085	(UK) Jonathan Doorley: +44 (0)20 3178 8914

(1)	other than shares held by Imerys, Imerys Minerals Delaware, Inc., AMCOL or any of its wholly-owned subsidiaries, which shall automatically be cancelled with no consideration in exchange therefore, and any shares held by any AMCOL stockholders who validly exercise their appraisal rights in connection with the Merger.

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Imerys Analyst/Investor Relations	Imerys Press Contacts

Pascale Arnaud: +33 (0)1 4955 6401	Pascale Arnaud: +33 (0)1 4955 6401

finance@imerys.com	Raphaël Leclerc: +33 (0)6 7316 8806

About Imerys

The world leader in mineral-based specialty solutions for industry, with €3.7 billion revenue and 15,800 employees in 2013, Imerys transforms a unique range of minerals to deliver essential functions (heat resistance, mechanical strength, conductivity, coverage, barrier effect, etc.) that are essential to its customers’ products and manufacturing processes.

Whether mineral components, functional additives, process enablers or finished products, Imerys’ solutions contribute to the quality of a great number of applications in consumer goods, industrial equipment or construction. Combining expertise, creativity and attentiveness to customers’ needs, the Group’s international teams constantly identify new applications and develop high value-added solutions under a determined approach to responsible development. These strengths enable Imerys to develop through a sound, profitable business model.

More comprehensive information about Imerys may be obtained from its website (www.imerys.com) under Regulated Information, particularly in its Registration Document filed with the Autorité des marchés financiers on March 21, 2013 under number D.13-0195 (also available from the Autorité des marchés financiers website, www.amf-france.org). Imerys draws the attention of investors to chapter 4, “Risk Factors”, of its Registration Document.

About AMCOL International Corporation

Founded in 1927, AMCOL International Corporation (NYSE: ACO) is a leading producer and marketer of diverse specialty materials with a core expertise in minerals and polymer science. Through four business segments: Performance Materials, Construction Technologies, Energy Services, and Transportation and Logistics, AMCOL creates solutions that enhance the quality, efficiency and sustainability of its customers’ products and services in a growing global marketplace. Headquartered in Hoffman Estates, Illinois, AMCOL International Corporation is a publicly owned company traded under the symbol ACO (NYSE). The AMCOL web address is www.amcol.com.

Notice to Investors

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF AMCOL. The solicitation and the offer to purchase shares of AMCOL common stock is being made pursuant to the Schedule TO that Imerys and the Purchaser filed with the SEC on February 20, 2014. AMCOL also filed a Schedule 14D-9 with the SEC with respect to the tender offer on February 20, 2014. The Schedule TO, including the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Schedule 14D-9, are available to all stockholders of AMCOL at no expense to them. The Schedule TO and Schedule 14D-9 are available for free at the SEC’s web site at www.sec.gov. Free copies of these materials and certain other offering documents will be made available by the information agent for the offer. The Schedule TO, Schedule 14D-9 and related materials may also be obtained for free from MacKenzie Partners, Inc. 105 Madison Avenue, New York, NY 10016, Toll-Free Telephone: (800) 322-2885, Email: tenderoffer@mackenziepartners.com.

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AMCOL STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

Additional Information and Where to Find It

In addition to the Schedule 14D-9, AMCOL files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by AMCOL at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. AMCOL’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the Commission at www.sec.gov.

Forward-Looking Statements

This release contains forward-looking statements regarding, among other things, the proposed acquisition of AMCOL by Imerys and the expected timing, certainty and benefits of the transaction. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “intend,” “guidance” or similar expressions are forward-looking statements. Because these statements reflect Imerys’ current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties.

Investors should note that many factors could affect the proposed acquisition of AMCOL and could cause actual results to differ materially from those expressed in forward-looking statements contained in this release. These factors include, but are not limited to: the risk that the acquisition will not close when expected or at all; the risk that Imerys business and/or AMCOL’s business will be adversely impacted during the pendency of the acquisition; and other risks and uncertainties. Imerys assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, other than as required by law.

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